Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

KALA PHARMACEUTICALS, INC.

(originally incorporated on July 7, 2009 under the name Hanes Newco, Inc.)

FIRST: The name of the Corporation is Kala Pharmaceuticals, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 901 N. Market Street, Suite 705, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is Delaware Corporate Services Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting of (i) 120,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

B PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the By-laws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 of this Article EIGHTH only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2 of this Article EIGHTH, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. Subject to Article TWELFTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

15. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

16. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

17. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

18. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

19. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

20. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the

Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

21. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

22. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

23. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

24. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of this Certificate of Incorporation or the Corporation’s By-Laws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this 25th day of July, 2017.

KALA PHARMACEUTICALS, INC.

By:	/s/ Mark Iwicki
Name: Mark Iwicki
Title: Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Kala Pharmaceuticals, Inc.
.

2.The Registered Office of the corporation in the State of Delaware is changed to Corporation Trust Center,                                                                                                                                                                       1209 Orange Street                       (street), in the City of Wilmington                                                           County of New Castle                          Zip Code 19801                .  The name of the Registered Agent at such address upon whom process against this Corporation may be served is THE CORPORATION TRUST COMPANY                                                  .

3.The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Eric Trachtenberg
Authorized Officer

Name:	Eric Trachtenberg, Secretary
Print or Type

KALA PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES D PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Kala Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to a written consent executed on August 18, 2022, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series D Preferred Stock,” with the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, set forth therein.

WHEREAS, the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), provides for a class of capital stock of the Corporation known as preferred stock, consisting of 5,000,000 shares, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate of designation pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers), preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 75,000 shares of Series D Preferred Stock and (iii) the Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1.

Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series D Preferred Stock (the “Series D Preferred Stock”), and the number of shares so designated shall be 75,000. Each share of Series D Preferred Stock shall have a par value of $0.001 per share.

2.	Dividends. The holders of Series D Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3.	Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series D Preferred Stock shall have the following voting rights:
3.1

Except as otherwise provided herein, each outstanding share of Series D Preferred Stock shall have 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series D Preferred Stock shall have a ratable number of votes). The outstanding shares of Series D Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split (as defined below) and the Adjournment Proposal (as defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series D Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series D Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series D Preferred Stock (or fraction thereof) on, the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split. As used herein, the term “Reverse Stock Split” means any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment. As used herein, the term “Adjournment Proposal” means any proposal to adjourn any meeting of stockholders called for the purpose of voting on Reverse Stock Split.

3.2

Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split or the Adjournment Proposal, the vote of each share of Series D Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series D Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series D Preferred Stock (or fraction thereof) held by such holder. Holders of Series D Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series D Preferred Stock on the Reverse Stock Split, the Adjournment

Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

4.	Rank; Liquidation.
4.1

The Series D Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2

Upon any Dissolution, each holder of outstanding shares of Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.001 per outstanding share of Series D Preferred Stock.

5.	Redemption.
5.1

All shares of Series D Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

5.2

Any outstanding shares of Series D Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s stockholders of the Reverse Stock Split at any meeting of the stockholders held for the purpose of voting on such proposal (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3

Each share of Series D Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed in consideration for the right to receive an amount equal to $0.10 in cash for each one hundred whole shares of Series D Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined below) thereof as of the applicable Redemption Time and redeemed pursuant to such Redemption, payable upon receipt by the Corporation of a written request submitted by the applicable holder to the corporate secretary of the Corporation (each a “Redemption Payment Request”) following the applicable Redemption Time. Such Redemption Payment Request shall (i) be in a form reasonably acceptable to the Corporation (ii) set forth in reasonable detail the number of shares of Series D Preferred Stock beneficially owned by the holder at the applicable Redemption Time and include evidence reasonably satisfactory to the Corporation regarding the same, and (iii) set forth a calculation specifying the amount in cash owed to such Holder by the Corporation with respect to the shares of Series D Preferred Stock that were redeemed at the applicable Redemption Time. For the avoidance of doubt, the redemption consideration in respect of the shares of Series D Preferred Stock (or fractions thereof) redeemed in any Redemption pursuant to this Section 5: (x) shall entitle the former beneficial owners of less than one hundred whole shares of Series D Preferred Stock redeemed in any Redemption to no cash payment in respect thereof and (y) shall, in the case of a former beneficial owner of a number of shares of Series D Preferred Stock (or fractions thereof) redeemed pursuant to any Redemption that is not equal to a whole number that is a multiple of one hundred, entitle such beneficial owner to the same cash payment, if any, in respect of such Redemption as would have been payable in such Redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such Redemption were rounded down to the nearest whole number that is a multiple of one hundred (such, that for example, the former beneficial owner of 150 shares of Series D Preferred Stock redeemed pursuant to any Redemption shall be entitled to receive the same cash payment in respect of such Redemption as would have been payable to the former beneficial owner of 100 shares of Series D Preferred Stock redeemed pursuant to such Redemption). As used herein, “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) to such entity. As used herein, a Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own,” any securities which such Person is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5.4

From and after the time at which any shares of Series D Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series D Preferred Stock shall cease to be outstanding, and the only right of the former holders of such shares of Series D Preferred Stock, as such, will be to receive the applicable redemption price, if any. The shares of Series D Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series D Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of a redemption of shares of Series D Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series D Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the approval by the Corporation’s stockholders of the Reverse Stock Split, whether by press release or a filing with the Securities and Exchange Commission, shall constitute a notice of redemption of shares of Series D Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series D Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series D Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares.

6.

Transfer. Shares of Series D Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series D Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of one one-thousandths (1/1,000ths) of a share of Series D Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

7.

Fractional Shares. The Series D Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series D Preferred Stock.

8.

Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series D Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 19th day of August, 2022.

KALA PHARMACEUTICALS, INC.

By:	/s/ Mary Reumuth
Name: Mary Reumuth
Title: Chief Financial Officer

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

KALA PHARMACEUTICALS, INC.

Kala Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on July 25, 2017 (the “Certificate of Incorporation”).
2.

Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

3.

Resolutions were duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 4:05 PM, New York time, on October 20, 2022, each fifty (50) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.001 per share, as constituted following such date.

4.	The Certificate of Incorporation is hereby amended by revising Article FOURTH to include a new paragraph A.5. as follows:

“5. Reverse Split. Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”) each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each two (2) to seventy-five (75) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”), the exact ratio within such range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

5.

Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

6.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
7.	This Certificate of Amendment shall be effective on October 20, 2022 at 4:05 p.m. Eastern Time.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Kala Pharmaceuticals, Inc. has caused this Certificate of Amendment to be duly executed by the undersigned duly authorized officer as of this 19th day of October, 2022.

KALA PHARMACEUTICALS, INC.

By:	/s/ Eric L. Trachtenberg
Name:	Eric L. Trachtenberg
Title:	General Counsel, Chief Compliance Officer, and Corporate Secretary

KALA PHARMACEUTICALS, INC.

CERTIFICATE OF ELIMINATION

OF NUMBER OF SHARES OF PREFERRED STOCK DESIGNATED AS SERIES D

PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Kala Pharmaceuticals, Inc. (hereinafter called the “Corporation”), pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, certifies that the Board duly adopted the following resolution:

“RESOLVED:

That no shares of the Corporation’s Series D Preferred Stock (the “Series D Preferred Stock”) are outstanding and no shares of Series D Preferred Stock subject to the Corporation’s Certificate of Designation of Series D Preferred Stock, dated August 19, 2022 (the “Series D Certificate of Designation”) will hereafter be issued with respect to such series; and that the Chief Executive Officer, the President, the Chief Financial Officer and the Secretary be and each hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a certificate with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth the text of this resolution, and that upon the filing and effectiveness of such certificate, all matters as set forth in the Series D Certificate of Designation shall be deemed to have been eliminated from the Corporation’s Restated Certificate of Incorporation, as amended, and all of the 75,000 shares of Preferred Stock previously designated as Series D Preferred Stock shall resume their status as undesignated shares of Preferred Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 28th day of November, 2022.

KALA PHARMACEUTICALS, INC.

By:	/s/ Mark Iwicki
Mark Iwicki
Chief Executive Officer

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES E CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK

OF

KALA PHARMACEUTICALS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

KALA PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on November 27, 2022:

RESOLVED, pursuant to authority expressly set forth in the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) designated as the Series E Convertible Non-Redeemable Preferred Stock, par value $0.001 per share, of the Corporation is hereby authorized and the number of shares, powers, preferences, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series E Convertible Non-Redeemable Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation, Preferences and Rights of Series E Convertible Non-Redeemable Preferred Stock (“Certificate of Designations”) is hereby approved as follows:

SECTION 1 Designation of Amount.

(a) 54,000 shares of Preferred Stock shall be, and hereby are, designated the “Series E Convertible Non-Redeemable Preferred Stock” (the “Series E Preferred Stock”), par value $0.001 per share.

(b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as Series E Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series E Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series E Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series E Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

SECTION 2 Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Attribution Parties” shall have the meaning set forth in Section 6(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Conversion Notice” shall have the meaning set forth in Section 6(e).

“Conversion Price” shall mean $5.75, subject to adjustment from time to time in accordance with Section 6(d).

“Conversion Time” shall have the meaning set forth in Section 6(e).

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Exchange Act” shall have the meaning set forth in Section 6(c).

“Holder” means any holder of Series E Preferred Stock, all of such holders being the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Participating Dividends” shall have the meaning set forth in Section 4.

“Permitted Exchange” means any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market (or any of their respective successors).

“person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Reported Outstanding Share Number” shall have the meaning set forth in Section 6(c).

“Requisite Holders” shall mean the holders of at least a majority of the then outstanding shares of Series E Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series E Preferred Stock” shall have the meaning set forth in Section 1(a).

“Stated Value” shall mean the per share stated value for a share of Series E Preferred Stock of $575.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series E Preferred Stock.

SECTION 3 Voting Rights.

The Series E Preferred Stock is non-voting stock. Except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designations, the holders of Series E Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock.

SECTION 4 Dividends.

If the Board of Directors shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock, whether in cash, in kind or in other securities or property (other than dividends payable in shares of Common Stock), the holders of the outstanding shares of Series E Preferred Stock shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series E Preferred Stock held by each holder thereof could be converted, without regard to any restrictions on conversion (including the Beneficial Ownership Limitation), in accordance with the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend (“Participating Dividends”). Participating Dividends

are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

SECTION 5 Liquidation Preference.

(a) Ranking. The Series E Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series E Preferred Stock (“Junior Securities”); (iii) on parity with the Series E Preferred Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series E Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series E Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”).

(b) Distribution to Series E Preferred Stock and Parity Securities. Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series E Preferred Stock held by such Holder equal to the greater of (i) the Stated Value, plus any dividends declared but unpaid on such share of Series E Preferred Stock, or (ii) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 6 (without regard to any restrictions on conversion (including the Beneficial Ownership Limitation)) immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series E Preferred Stock the amount required under the preceding sentence, the holders of Series E Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series E Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series E Preferred Stock and Parity Securities were paid in full. For the avoidance of any doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

SECTION 6 Conversion Rights.

(a) General. Subject to and upon compliance with the provisions of this Section 6, each Holder shall be entitled, at its option, at any time and from time to time, to convert all or any such shares of Series E Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series E Preferred Stock by (ii) the Conversion Price in effect at the Conversion Time (determined as provided in this Section 6).

(b) Fractions of Shares. Fractional shares of Common Stock may not be issued in connection with any conversion of the Series E Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

(c) Conversion Limitations. Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of the Series E Preferred Stock, and no Holder of the Series E Preferred Stock shall have the right to convert any portion of the Series E Preferred Stock, and any such conversion shall be null and void ab initio and treated as if the conversion had not been made, to the extent that immediately prior to or following such conversion, the Holder, together with the Attribution Parties, beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, in excess of 9.99% (the “Beneficial Ownership Limitation”) of the Corporation’s Common Stock that would be issued and outstanding following such conversion. For purposes of calculating beneficial ownership for determining whether the Beneficial Ownership Limitation is or will be exceeded, the aggregate number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties, shall include the number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock with respect to which the determination is being made but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series E Preferred Stock held and/or beneficially owned by the Holder or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation held and/or beneficially owned by such Holder or any Attribution Party (including, without limitation, any convertible notes, convertible stock or warrants), in each case, that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. It is being acknowledged by each Holder that the Corporation is not representing to the Holder that the calculation of such Holder’s beneficial ownership is in compliance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and that each Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder of the Series E Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (i) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding (such issued and outstanding shares, the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within two (2) Business Days confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. The Holder shall disclose to the Corporation the number of shares of Common Stock that it, together with the Attribution Parties, holds and/or beneficially owns and has the right to acquire through the exercise of derivative securities and any limitations on exercise or conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting a Conversion Notice for the relevant number of shares of Series E Preferred Stock. If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s, together with the Attribution Parties’, beneficial ownership, as determined pursuant to this Section 6(c), to exceed the Beneficial Ownership Limitation, the Holder must notify the Corporation of a reduced number of conversion shares to be issued pursuant to such Conversion Notice. To the extent that the limitation contained in this Section 6(c) applies, the Corporation shall be entitled to rely on representations made to it by the Holder with respect to the beneficial ownership of the Holder, together with the Attribution Parties, and the Corporation shall have no obligation to verify or confirm the accuracy of such representations. By written notice to the Corporation, a Holder of the Series E Preferred Stock may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice; provided that (i) any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, (ii) any such increase or decrease shall not negatively affect any partial conversion effected prior to the effectiveness of such increase or decrease and (iii) any such increase or decrease will apply only to the Holder submitting the written notice and not to any other Holder of Series E Preferred Stock. For purposes of this Section 6(c), the term “Attribution Parties” means, collectively, the following persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any Person acting or who could be deemed to be acting as a Section 13(d) “group” together with the Holder or any Attribution Parties and (iii) any other persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation. In accordance with the applicable listing standards, the restrictions set forth in this Section 6(c) will apply at any time when the Series E Preferred Stock is outstanding, regardless of whether the Corporation then has a class of securities listed on a Permitted Exchange. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d) Adjustments to Conversion Price.

(i) Upon Subdivisions. If, at any time after the date the first share of Series E Preferred Stock was issued, the number of shares of Common Stock outstanding is increased by a subdivision of shares of Common Stock, then, following the record date for the determination of holders of Common Stock affected by such subdivision, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series E Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii) Upon Combinations. If, at any time after the date the first share of Series E Preferred Stock was issued, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii) Stock Dividends. If, at any time after the date the first share of Series E Preferred Stock was issued, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(d)(iii) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series E Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series E Preferred Stock had been converted into Common Stock on the date of such event.

(iv) Reorganization, Reclassification, Merger or Consolidation. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, merger or consolidation involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or property (other than a subdivision or combination provided for elsewhere in this Section 6), then, as a part of such reorganization, recapitalization, reclassification, merger, or consolidation, provision shall be made so that holders of Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock, the kind and amount of shares of stock, cash or other property to which such holder would have been entitled if such holder had converted its shares of Series E Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series E Preferred Stock after the reorganization, recapitalization, reclassification, merger or consolidation, to the end that the provisions of this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price then in effect for the Series E Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(e) Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of any share of Series E Preferred Stock shall, (i) provide written notice (a “Conversion Notice”) to the Corporation at any office or agency of the Corporation maintained for such purpose, that the Holder elects to convert all such shares of Series E Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted and (ii) if such Holder’s shares are certificated, surrender the certificate evidencing such share of Series E Preferred Stock, duly endorsed or assigned to the Corporation in blank, at such office or agency. The Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. Series E Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares of Series E Preferred Stock for conversion in accordance with the foregoing provisions (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. As promptly as practicable on or after the Conversion Time, the Corporation shall (i) issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued) and (ii) pay all declared but unpaid dividends on the shares of Series E Preferred Stock converted. In the case of any certificate evidencing shares of Series E Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series E Preferred Stock that are not converted (or a notice of such issuance if uncertificated shares are issued).

(f) Effect of Conversion. All shares of Series E Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(g) Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation’s chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series E Preferred Stock and mailed by the Corporation at its expense to all holders of Series E Preferred Stock at their last addresses as they shall appear in the stock register.

(h) Corporation to Reserve Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series E Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series E Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series E Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the

Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(i) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series E Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series E Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the holders of the Series E Preferred Stock), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

SECTION 7 Waiver. Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designation may be waived on behalf of all of the holders of Series E Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed by its Chief Executive Officer, this 28th day of November 2022.

By:	/s/ Mark Iwicki
Name: Mark Iwicki
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

KALA PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Kala Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST: The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and declaring said amendment to be advisable and in the best interests of the Corporation.

SECOND: The Certificate of Incorporation is hereby amended by deleting in its entirety Article FIRST thereof and inserting in lieu thereof the following replacement Article FIRST:

“FIRST: The name of the Corporation is KALA BIO, Inc.”

THIRD: This Certificate of Amendment shall be effective at 4:00 p.m., Eastern Time, on August 2, 2023.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 2nd day of August, 2023.

KALA PHARMACEUTICALS, INC.

By:	/s/ Mark Iwicki
Name: Mark Iwicki
Title: Chief Executive Officer